APPENDIX A

SEVERN BANCORP, INC.

2008 EQUITY INCENTIVE PLAN

1. Purposes

The purposes of the Severn Bancorp, Inc. 2008 Equity Incentive Plan (the “Plan”) are to (i) promote the long-term retention of employees of Severn Bancorp, Inc. (“Severn”), and its current and future subsidiaries (collectively, the “Company”), directors of the Company and other persons who are in a position to make significant contributions to the success of the Company; (ii) further reward these employees, directors and other persons for their contributions to the Company’s growth and expansion; (iii) provide additional incentive to these employees, directors and other persons to continue to make similar contributions in the future; and (iv) further align the interests of these employees, directors and other persons with those of Severn’s stockholders.  These purposes will be achieved by granting to such employees and other persons, in accordance with the provisions of this Plan, Options, Stock Appreciation Rights, Restricted Stock or Unrestricted Stock, Deferred Stock, Restricted Stock Units and/or Performance Awards, for or with respect to shares of Severn’s common stock, par value $0.01 per share (“Common Stock”), or Supplemental Grants, or combinations thereof (collectively, “Awards”).

As of the Effective Date of the Plan, no additional grants will be made under the Company's Stock Option and Incentive Plan (the “Old Plan”).  Outstanding grants under the Old Plan will continue to be governed by their terms under the Old Plan.

2. Aggregate Number of Awards

2.1 Shares Subject to the Plan and Maximum Awards.  The aggregate number of shares of Common Stock that may be issued with respect to Awards granted under the Plan shall be 500,000 shares of Common Stock[; provided, however, that such share reserve shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that are issuable pursuant to option grants outstanding under the Old Plan as of the Effective Date (“Existing Options”) that but for the termination of the Old Plan as of the Effective Date, would otherwise have reverted to the share reserve of the Old Plan pursuant to the terms thereof as a result of the expiration, termination, cancellation or forfeiture of such options.  As of the Effective Date, there were 122,815 Existing Options outstanding.  Such maximum numbers of shares are subject to adjustment in accordance with Section 2.6.  Treasury shares, reacquired shares (including shares of Common Stock purchased in the open market) and unissued shares of Common Stock may be used for purposes of the Plan, at Severn’s sole discretion.  No fractional shares of Common Stock shall be delivered under the Plan.

2.2 Section 162(m) Limits.  The maximum number of shares of Stock for which Stock Options may be granted to any person in any fiscal year and the maximum number of shares of Stock subject to SARs granted to any person in any fiscal year will each be 100,000.  The maximum number of shares subject to other Awards granted to any person in any fiscal year will be 100,000 shares.  Such maximum numbers of shares are subject to adjustment in accordance with Section 2.6.  The foregoing provisions will be construed in a manner consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.3 Reversion of Shares to the Share Reserve.  Shares of Common Stock that were issuable pursuant to an Award that has terminated but with respect to which such Award had not been exercised and shares of Common Stock that are issued pursuant to an Award but that are subsequently forfeited shall be available for future Awards under the Plan and shall not count toward the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 2.1.

2.4 Shares Used to Pay Exercise Price and Taxes.  If a Participant pays the exercise price of an Option by surrendering previously owned shares of Common Stock including pursuant to the attestation method or a “cashless” exercise, as may be permitted by the Compensation Committee (“Committee”) of the Board of Directors (“Board”) of Severn, and/or arranges to have the appropriate number of shares of Common Stock otherwise issuable upon exercise withheld by the Company to cover the withholding tax liability associated with the Option exercise, the surrendered shares of Common Stock and shares of Common Stock used to pay taxes shall not count towards the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 2.1.  If a Participant, as permitted by the Committee, arranges to have an appropriate number of shares of a Stock Award withheld by the Company to cover the withholding tax liability associated with such Stock Award, the shares of Common Stock used to pay taxes shall not count towards the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 2.1.

2.5 Other Items Not Included in Allocation.  The maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 2.1 shall not be affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding Awards; (ii) the granting or payment of stock-denominated Awards which by their terms may be settled only in cash; or (iii) Awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who have become employees as a result of a merger, consolidation, or acquisition or other corporate transaction involving the Company.

2.6 Adjustments.  In the event of any stock dividend, stock split, combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other event affecting the Common Stock that the Committee deems, in its sole discretion, to be similar circumstances, the Committee may make such adjustments as it may deem appropriate, in its discretion, to: (i) the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 2.1; (ii) the maximum number of Awards and shares of Common Stock subject to Awards that may be granted to any single person pursuant to Section 2.2; (iii) the number or kind of shares subject to an Award in a manner consistent with Sections 422 and 424 of the Code (in the case of ISOs) and Section 409A of the Code (in the case of Awards that are subject to Section 409A of the Code); (iv) the Exercise Price applicable to an Award; (v) any measure of performance that relates to an Award to the extent necessary to reflect such change in the Common Stock; and/or (vi) any other affected terms of any equity-based Award to the extent necessary to reflect such change in Common Stock.  The Committee may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, as the Committee may determine in its sole discretion.

2.7 Par Value.  Notwithstanding anything herein to the contrary, if a Participant is required by applicable law to pay the par value of the Common Stock subject to an Award, such payment may be made in any form permitted by applicable law, including services performed or contracted to be performed, in the sole discretion of the Committee.

3. Participation

3.1 Eligible Persons.  All current and future employees of the Company, including officers (“Employees”), all directors of the Company (including directors who are Employees and directors who are not Employees) and all other persons (including, without limitation, consultants) who are not Employees or directors who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company, shall be eligible to receive Awards under the Plan (each, a “Participant”).  No eligible Employee, director or other person shall have any right to receive an Award except as expressly provided in the Plan.

3.2 Considerations to Participation.  The Participants who shall actually receive Awards under the Plan shall be determined by the Committee in its sole discretion.  In making such determinations, the Committee shall consider the positions and responsibilities of eligible Employees, directors and other persons, their past performance and contributions to the Company’s growth and expansion, the value of their services to the Company, the difficulty of finding qualified replacements, and such other factors as the Committee deems pertinent in its sole discretion.

3.3 Cancellation and Modification of Awards.  In the event of a change in a Participant’s duties and responsibilities, or a transfer of the Participant to a different position, the Committee may cancel or modify any Award granted to such Participant or adjust the number of shares of Common Stock subject thereto commensurate with the transfer or change in responsibility, as determined by the Committee, in its sole discretion, provided that no such action shall violate the provisions of Section 5.1(b)(4), and provided further that the Committee may not modify or cancel Awards exercisable at the time of such change in duties or responsibilities or transfer or to which the Participant was irrevocably entitled at the time of such change or transfer.

4. Administration

4.1 Power and Authority.  The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as it may deem necessary in its sole discretion, from time to time.  The Committee’s authority shall include, but not be limited to, the authority to: (i) determine the type of Awards to be granted under the Plan; (ii) select Award recipients and determine the extent of their participation; (iii) determine the method or formula for establishing the fair market value of the Common Stock for various purposes under the Plan, provided however, for purposes of determining the exercise price of ISOs, fair market value shall be determined in accordance with Treas. Reg. Section 1.422-2(e) and in the case of Awards other than ISOs, fair market value shall be determined in a manner that complies with Section 409A of the Code, where applicable; and (iv) establish all other terms, conditions, restrictions and limitations applicable to Awards and the shares of Common Stock issued pursuant to Awards, including, but not limited to, those relating to a Participant’s Retirement ( as defined in Section 6.1(e)), death, Disability, leave of absence or termination of employment.  The Committee may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards and make any and all other interpretations and determinations which it deems necessary with respect to the administration of the Plan, subject to the limitations contained in Section 5.1(b)(4) with respect to all Participants and subject to the provisions of Section 162(m) of the Code with respect to “covered employees” as defined thereunder, and, in the case of ISOs, in a manner that complies with Sections 422 and 424 of the Code and, in the case of Awards other than ISOs, in a manner that complies with Section 409A of the Code, where applicable, except that the Committee may not, without the consent of the holder of an Award or unless specifically authorized by the terms of the Plan or an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder.  The Committee’s right to make any decision, interpretation or determination under the Plan shall be in its sole and absolute discretion.

4.2 Administrators of the Plan.  The Plan shall be administered by the Committee.  The Committee may delegate all or any portion of its authority hereunder to one or more subcommittees consisting of at least one Committee member (and references in this Plan to the “Committee” shall thereafter be to the Committee or such subcommittees) or to an appropriate officer of Severn as provided in the last sentence of this Section.  The Committee shall be comprised of no fewer than three members, each of whom must qualify as (i) an “Independent Director” within the meaning of Rule 4200(a)(15) of the listing standards of the Nasdaq Stock Market, Inc or any future corresponding rule; (ii) a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or any future corresponding rule; and (iii) an “outside director” within the meaning of the regulations promulgated under Section 162(m) of the Code, or any future corresponding rule, provided that the failure of the Committee or of the Board for any reason to be composed solely of Independent Directors, non-employee directors or outside directors shall not prevent an Award from being considered granted under this Plan. Without limiting the generality of the foregoing, the Committee shall have the authority to select a class of potential Award recipients and the extent of their participation and to delegate to an appropriate officer of Severn the authority to determine the individual Participants and amount and nature of the Award to be issued to such Participants, subject to such criteria, limitations and instructions as the Committee shall determine; provided, however, that no Awards shall be made pursuant to such delegation to a Participant who is subject to Section 16(b) of  the 1934 Act.

4.3 Administration of the Plan.  The Committee may adopt such rules for the administration of the Plan as it deems necessary or advisable, in its sole discretion.  For all purposes of the Plan, a majority of the members of the Committee shall constitute a quorum, and the vote of a majority of the members of the Committee (or written consent of all of the members) on a particular matter shall constitute the act of the Committee on that matter.  The Committee shall have the exclusive right to construe the Plan and any Award, to settle all controversies regarding the Plan or any Award, to correct defects and omissions in the Plan and in any Award, and to take such further actions as the Committee deems necessary or advisable, in its sole discretion, to carry out the purpose and intent of the Plan.  Such actions shall be final, binding and conclusive upon all parties concerned.

4.4 Liability; Indemnification.  No member of the Committee shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the good faith exercise of any authority or discretion granted in the Plan to the Committee, or for any act or omission of any other member of the Committee.  The members of the Committee shall be entitled to indemnification and reimbursement to the fullest extent provided in Severn’s articles of incorporation, bylaws and applicable law.  In the performance of its functions under the Plan, the Committee shall be entitled to rely upon information and advice furnished by Severn’s officers, accountants, counsel and other parties the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon such advice.

4.5 Costs; Liabilities.  All costs incurred in connection with the administration and operation of the Plan shall be paid by Severn.  Except for the express obligations of the Company under the Plan and under Awards granted in accordance with the provisions of the Plan, the Company shall have no liability with respect to any Award, or to any Participant or any transferee of shares of Common Stock from any Participant, including, but not limited to, any tax liabilities, capital losses, or other costs or losses incurred by any Participant or any such transferee.

5. Types of Awards

5.1 Options.

(a) An Option is an Award entitling the recipient on exercise thereof to purchase Common Stock at a specified exercise price (“Option”).  Both “incentive stock options,” as defined in Section 422 of the Code (any Option intended to qualify as an incentive stock option is hereinafter referred to as an “ISO”), and Options that are not incentive stock options (any such Option is hereinafter referred to as a “non-ISO”), may be granted under the Plan.  ISOs shall be awarded only to Employees.  The maximum amount of shares of Common Stock with respect to which ISOs may be awarded under the Plan will not exceed 500,000 shares of Common Stock plus the number of shares of Common Stock that becomes available as a result of the expiration, termination, cancellation or forfeiture of Existing Options.

(b) The exercise price of an Option shall be determined by the Committee subject to the following:

(1) The exercise price of an ISO shall not be less than 100% (110% in the case of an ISO granted to a ten percent or greater stockholder) of the fair market value of the Common Stock subject to the ISO, determined as of the time the ISO is granted.  A ten percent stockholder is any person who at the time of grant owns, directly or indirectly, or is deemed to own by reason of the attribution rules of Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its subsidiaries.

(2) The exercise price of a non-ISO shall not be less than 100% of the fair market value of the Common Stock subject to the non-ISO, determined as of the time the non-ISO is granted.

(3) To the extent required by applicable law, the exercise price paid for Common Stock which is part of an original issue of authorized Common Stock shall not be less than the par value per share of the Common Stock.

(4) In no case may the Committee reduce the exercise price of an Option at any time after the time of grant, including by amendment or cancellation and subsequent issuance, except in the case of an adjustment as set forth in Section 2.6(iv).

(5) Notwithstanding (1) and (2) above, an Option may be granted with an exercise price determined, in the case of an ISO, according to Section 424(a) of the Code, if the grant of such Option is pursuant to a transaction described in Section 424(a) of the Code, and, in the case of a non-ISO, according to Treasury Regulation § 1.409A-1(b)(5)(v)(D), if the grant of such Option is pursuant to a transaction described in Treasury Regulation § 1.409A-1(b)(5)(v)(D).

(c) The period during which an Option may be exercised shall be determined by the Committee, except that the period during which an Option may be exercised shall not exceed ten years (five years, in the case of an ISO granted to a ten percent or greater stockholder) from the date the Option was granted.

(d) An Option shall become exercisable at such time or times, and on such terms and conditions, as the Committee may determine.  The Committee may at any time accelerate the time at which all or any part of the Option may be exercised.  Any exercise of an Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (i) any documents required by the Committee and (ii) payment in full in accordance with Section 5.1(e) below for the number of shares for which the Option is exercised or in such other manner prescribed by the Committee.

(e) Shares of Common Stock purchased on exercise of an Option must be paid for as follows:  (i) in cash or by check (acceptable to Severn in accordance with guidelines established for this purpose), bank draft or money order payable to the order of Severn or (ii) if so permitted by the instrument evidencing the Option (or in the case of an Option which is not an ISO, by the Board at or after grant of the Option), (A) through the delivery of shares (including by way of the “attestation” method) of Common Stock which have a fair market value on the date of exercise at least equal to the exercise price, or (B) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to Severn sufficient funds to pay the exercise price (including in connection with a so-called “cashless exercise” effected by such broker), or (C) by any combination of the permissible forms of payment.

(f) In the event a Participant tenders shares of Common Stock to pay the exercise price of an Option and/or arranges to have a portion of the shares otherwise issuable upon exercise withheld or sold to pay the applicable withholding taxes, in no case may the Committee grant “reload” or “restoration” options entitling the Participant to purchase shares of Common Stock equal to the sum of the number of such shares tendered to pay the exercise price and the number of shares used to pay the withholding taxes.

(g) Any Employee who disposes of shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such shares to the Employee, shall notify Severn of such disposition and of the amount realized upon such disposition.

5.2 Stock Appreciation Rights.

(a) A Stock Appreciation Right (“SAR”) is an Award entitling the recipient on its exercise to receive an amount, in cash or Common Stock or a combination thereof (such form to be determined by the Committee), determined in whole or in part by reference to appreciation in Common Stock value.  In general, a SAR entitles the Participant to receive, with respect to each share of Common Stock as to which the SAR is exercised, the excess of the share’s fair market value on the date of exercise over its fair market value on the date the SAR was granted (“Base Amount”) (110% of its fair market value in the case of grants to ten percent or greater stockholders), except that if a SAR is granted retroactively in substitution for an Option, the fair market value established by the Committee may be the fair market value at the time such Option was granted.  Any such substitution of a SAR for an Option granted to a “covered employee” under Section 162(m) of the Code may only be made in compliance with the provisions thereof.  The maximum amount of shares of Common Stock with respect to which SARS may be awarded under the Plan will not exceed 500,000 shares of Common Stock.

(b) Notwithstanding the above, the Committee may provide at the time of grant that the amount the recipient is entitled to receive shall be adjusted upward or downward under rules established by the Committee to take into account the performance of the Common Stock in comparison with the performance of other stocks or an index or indices of other stocks.  In no event shall the Base Amount be less than the Fair Market Value of the underlying Common Stock on the date of grant.

(c) SARs may be granted in tandem with, or independently of, Options granted under the Plan.  A SAR granted in tandem with an Option that is not an ISO may be granted either at or after the time the Option is granted.  A SAR granted in tandem with an ISO may be granted only at the time the Option is granted.

(d) When SARs are granted in tandem with Options, the following rules shall apply:

(1) The SAR shall be exercisable only at such time or times, and to the extent, that the related Option is exercisable and shall be exercisable in accordance with the procedure required for exercise of the related Option.

(2) The SAR shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of shares covered by an Option shall not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR.

(3) The Option shall terminate and no longer be exercisable upon the exercise of the related SAR.

(4) The SAR shall be transferable only with the related Option.

(5) A SAR granted in tandem with an ISO may be exercised only when the market price of the Stock subject to the Option exceeds the exercise price of such option.

(e) A SAR not granted in tandem with an Option shall become exercisable at such time or times, and on such terms and conditions, as the Committee may specify.  The Committee may at any time accelerate the time at which all or any part of the SAR may be exercised.  Any exercise of an independent SAR must be in writing, signed by the proper person and delivered or mailed to Severn, accompanied by any other documents required by the Committee.

5.3 Stock Awards.

(a) Form of Awards.  The Committee may grant Awards (“Stock Awards”) which are payable in shares of Common Stock or denominated in units equivalent in value to shares of Common Stock or are otherwise based on or related to shares of Common Stock, including, but not limited to, Awards of Unrestricted Stock, Restricted Stock, Deferred Stock and Restricted Stock Units, subject to such terms, conditions, restrictions and limitations as the Committee may determine to be applicable to such Stock Awards, in its discretion, from time to time.  The Committee may consider the impact of the conditions, restrictions or limitations applicable to a Stock Award, as well as the possibility of forfeiture or cancellation, in determining the fair market value for purposes of determining the number of shares of Common Stock allocable to a Stock Award.  Without limiting the generality of the foregoing, the Committee may issue Stock Awards to Participants in connection with management or employee stock purchase programs.  The maximum amount of shares of Common Stock with respect to which Stock Awards may be awarded under the Plan may not exceed 500,000 shares of Common Stock.

(b) Unrestricted Stock.  Shares of Common Stock may be used as payment for services rendered  (including any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code), and unless otherwise determined by the Committee, no vesting period shall apply to such shares.  Any shares of Common Stock used for such payment shall be valued at the fair market value of such shares at the time of payment and shall be subject to such terms, conditions, restrictions and limitations as shall be determined by the Committee at the time of payment.

(c) Restricted Stock.  A Restricted Stock Award entitles the recipient to acquire shares of Common Stock subject to the restrictions described in Section 5.3(c)(3) (“Restricted Stock”) for no consideration, nominal consideration or any higher price, all as  determined by the Committee, subject to Section 2.7.

(1) A Participant who is granted a Restricted Stock Award shall have no rights with respect to such Award unless the Participant accepts the Award by written instrument delivered or mailed to Severn accompanied by payment in full of the specified purchase price, if any, of the shares covered by the Award.  Payment may be by certified or bank check or other instrument acceptable to the Committee.

(2) A Participant who receives Restricted Stock shall have all the rights of a stockholder with respect to such stock, including voting and dividend rights, subject to the restrictions described in 5.3(c)(3) and any other conditions imposed by the Committee at the time of grant.  Unless the Committee otherwise determines, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares are free of all restrictions.

(3) Except as otherwise specifically provided by the Plan or the Award, Restricted Stock may not be sold, assigned, exchanged, pledged, gifted or otherwise disposed of, or transferred, and if a Participant suffers a Status Change (as defined in Section 6.1) for any reason (other than by reason of death or Permanent Disability or Retirement), must be offered to Severn for purchase and Severn shall have an irrevocable, exclusive 90-day option to acquire such Restricted Stock, for the amount of cash paid for such Restricted Stock, or such Restricted Stock shall be automatically forfeited to Severn if no cash was paid.  These restrictions shall lapse at such time or times, and on such terms and conditions, as the Committee may determine.  The Committee may at any time accelerate the time at which the restrictions on all or any part of the shares shall lapse.

(4) Any Participant making, or required by an Award to make, an election under Section 83(b) of the Code with respect to Restricted Stock shall deliver to Severn, within ten days of the filing of such election with the Internal Revenue Service, a copy of such election.

(5) The Committee may, at the time any Award described in this Section 5 is granted, provide that any or all the shares of Common Stock delivered pursuant to the Award shall be Restricted Stock.

(6) The Committee may, in its sole discretion, approve the sale to any Participant of shares of Common Stock free of restrictions under the Plan for a price which is not less than the par value of the Common Stock.

(d) Deferred Stock.  A Deferred Stock Award entitles the recipient to receive shares of Common Stock to be delivered in the future (“Deferred Stock Award”).  Delivery of the Common Stock shall take place at such time or times, and on such terms and conditions, as the Committee may determine.  The Committee may at any time accelerate the time at which delivery of all or any part of the Common Stock shall take place.  At the time any Award described in this Section 5 is granted, the Committee may provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Participant shall instead receive an instrument evidencing the Participant’s right to future delivery of Deferred Stock.  Awards of Deferred Stock represent only an unfunded, unsecured promise to deliver shares in the future and do not give Participants any greater rights than those of an unsecured general creditor of the Company.

(e) Restricted Stock Units.  A Restricted Stock Unit is an Award denominated in shares of Restricted Stock, pursuant to a formula determined by the Committee, which may be settled either in shares of Restricted Stock or in cash, in the discretion of the Committee, subject to such other terms, conditions, restrictions and limitations determined by the Committee from time to time (“Restricted Stock Unit”).

5.4 Supplemental Grants.  In connection with any Award under this Section 5, the Committee may grant, in its sole discretion, a supplemental cash award to the Participant (a “Supplemental Grant”) not to exceed an amount equal to (i) the amount of any Federal, state and local income tax on ordinary income for which the Participant may be liable with respect to the Award, determined by assuming taxation at the highest marginal rate, plus (ii) an additional amount on a grossed-up basis intended to make the Participant whole on an after-tax basis after discharging all the Participant’s income tax liabilities arising from all payments under this Section 5.  Any payments with respect to a Supplemental Grant shall be made when the corresponding Award becomes taxable for federal income tax purposes.

5.5 Performance Awards.  A Performance Award entitles the recipient to receive, without payment, an Award or Awards described in this Section 5 (such form to be determined by the Committee) following the attainment of such performance goals, during such measurement period or periods, and on such other terms and conditions, all as the Committee may determine.  Performance goals may be related to personal performance, corporate performance, group or departmental performance or any such other category of performance as the Committee may determine, including the performance goals set forth in Section 5.6(b).  The Committee shall have the authority to determine the performance goals, the period or period during which performance is to be measured and all other terms and conditions applicable to the Award.

5.6 Section 162(m) Limitations.

(a) If the Committee determines at the time an Award that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a “covered employee,” then this Section 5.6 is applicable to such Award under such terms as the Committee shall determine.

(b) If an Award is subject to this Section 5.6, to the extent determined applicable by the Committee, then any grant shall be subject to the achievement of specified levels of one or more of the following performance goals, unless and until the Company’s stockholders approve a change to such performance goals:  operating income, net earnings, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), net income, earnings per share, total stockholder return, cash flow, return on assets, return on equity, decrease in expenses, Common Stock price, price-earnings multiple, comparisons to market indices, sales growth, market share, the achievement of certain quantitatively and objectively determinable non-financial performance measures including, but not limited to, operational measures, growth strategies, strategic initiatives, corporate development and leadership development, and any combination of the foregoing.  The performance goals shall be determined and approved by the Committee within the first 90 days of each fiscal year.  Awards subject to this Section 5.6 may not be adjusted upward.  The Committee shall retain the discretion to adjust such Awards downward.  Prior to the payment of any Award subject to this Section 5.6, the Committee shall certify in writing that the applicable performance goal was satisfied.

(c) The Committee shall have the discretion to impose such other restrictions on Awards subject to this Section 5.6 as it may deem necessary or appropriate to ensure that such Awards qualify as performance-based compensation for purposes of Section 162(m) of the Code.  In the event that applicable tax/and or securities laws change to permit the Committee the discretion to alter the governing performance goals without obtaining stockholder approval, the Committee shall have the sole discretion to make such changes without obtaining stockholder approval.  In addition, in the event that the Committee determines that it is advisable to grant Awards, or modify existing Awards, that shall not qualify as performance-based compensation for purposes of Section 162(m) of the Code, the Committee may make such grants and modifications without satisfying the requirements of Section 162(m) of the Code.

5.7 Compliance with Section 409A of the Code.

(a) Awards under the Plan are intended either to be exempt from or to satisfy the rules of Section 409A of the Code and shall be construed accordingly.  However, the Company shall not be liable to any Participant or other holder of an Award with respect to any Award-related adverse tax consequences arising under Section 409A or other provision of the Code.

(b) If any provision of the Plan or an Award agreement contravenes any regulations or guidance promulgated under Section 409A of the Code or could cause an Award to be subject to the interest and penalties under Section 409A of the Code, such provision of the Plan or Award shall be deemed automatically modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.  Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority will contravene Section 409A of the Code or the regulations or guidance promulgated thereunder.

(c) Notwithstanding any provisions of this Plan or any Award granted hereunder to the contrary, no acceleration shall occur with respect to any Award to the extent such acceleration would cause the Plan or an Award granted hereunder to fail to comply with Section 409A of the Code.

(d) Notwithstanding any provisions of this Plan or any applicable Award agreement to the contrary, no payment shall be made with respect to any Award granted under this Plan to a “specified employee” (as such term is defined for purposes of Section 409A of the Code) prior to the date that is at least six (6) months of the employee’s separation of service to the extent such six-month delay in payment is required to comply with Section 409A of the Code.

6. Events Affecting Outstanding Awards

6.1 Termination of Service by Death or Permanent Disability or Retirement.  If a Participant who is an Employee or director ceases to be an Employee or director, or if there is a termination of the consulting, service or other relationship in respect of which a non-Employee Participant was granted an Award under the Plan (such termination of employment or other relationship referred to as a “Status Change”) in any case by reason of death or Permanent Disability or Retirement, the following rules shall apply, unless otherwise determined by the Committee:

(a) All Options and SARs held by the Participant at the time of such Status Change shall automatically become exercisable in full and shall continue to be exercisable by the Participant or his or her heirs, executor, administrator or other legal representative for a period of one year after the Participant’s Status Change by reason of death or Permanent Disability and for a period equal to the unexpired term of the Option or SAR in the case of Retirement.  After the expiration of such one-year period in the case of death or Permanent Disability, all such Options and SARs shall terminate.  In no event, however, shall an Option or SAR remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 6.1.

(b) All Restricted Stock and Restricted Stock Units held by the Participant at the time of such Status Change shall automatically become free of all restrictions and conditions.

(c) The Participant shall automatically be entitled to any payment or benefit under all Deferred Stock Awards, Performance Awards or Supplemental Grants, held by the Participant at the time of such Status Change.

(d) “Disability” or “Permanent Disability” shall mean disability as defined in Section 22(e) (3) of the Code or as otherwise determined by the Committee.

(e) “Retirement” means termination of employment with or service to the Company by a Participant other than by reason of death or Permanent Disability or termination for Cause at a time when such Participant has attained age 65 (age 70 in the case of a non-employee director) or greater, or such other age as the Committee may approve; provided that such Participant has performed a minimum of five Years of Service.  For purposes of the Plan, “Years of Service” means each period of twelve consecutive months (including any permitted leaves of absences) beginning on the Participant’s first day of employment with or service to the Company and each anniversary thereof in which the Participant continues to be employed by or provide service to the Company.

6.2 Termination of Service Other Than by Death or Permanent Disability or Retirement.  Subject to the provisions of Section 6.4, if a Participant suffers a Status Change other than by reason of death or Permanent Disability or Retirement, the following rules shall apply, unless otherwise determined by the Committee:

(a) All Options and SARs held by the Participant at the time of such Status Change, to the extent then exercisable, shall continue to be exercisable by the Participant for a period of 90 days after the Participant’s Status Change.  After the expiration of such 90-day period, all such Options and SARs shall terminate.  In no event, however, shall an Option or SAR remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 6.2.  All Options and SARs held by a Participant at the time of such Status Change that are not then exercisable shall terminate upon such Status Change.

(b) All Restricted Stock held by the Participant at the time of such Status Change shall be transferred to the Company (and, in the event the certificates representing such Restricted Stock are held by the Company, such Restricted Stock shall be so transferred without any further action by the Participant) in accordance with Section 5.3(c) above.

(c) Any payment or benefit under a Restricted Stock Unit, Deferred Stock Award, Performance Award, or Supplemental Grant, to which the Participant was not irrevocably entitled at the time of such Status Change shall be forfeited and the Award canceled as of the date of such Status Change.

(d) For all purposes of this Section 6.2 and Section 6.3, the employment with the Company of a Participant who is an Employee shall not be deemed to have been terminated if the Participant is transferred from Severn to a subsidiary of Severn, or vice versa, or from one subsidiary of Severn to another and,  in the sole discretion of the Committee, a Status Change shall not be deemed to have occurred if, on the date that a Participant’s employment, directorship, consulting, service or other relationship with the Company terminates, such Participant has an employment, directorship, consulting, service or other relationship with the Company that, in the discretion of the Committee,  would otherwise permit such Participant to receive an Award under this Plan.

(e) Anything in this Section to the contrary notwithstanding, all Awards held by a Participant whose employment, directorship, consulting, service or other relationship with the Company was terminated for “Cause” shall, in the discretion of the Committee, terminate immediately as of the date of such Status Change.  A termination by the Company of a Participant’s employment, directorship, consulting, service or other relationship with the Company shall be for “Cause” if the Committee determines that the Participant: (i) was guilty of fraud, gross negligence or willful misconduct in the performance of his or her duties for the Company, (ii) willfully and continually failed to perform substantially the Participant’s duties with the Company (other than any such failure resulting from incapacity due to Permanent Disability) after delivery of written demand for substantial performance to the Participant by the Board, the Committee or the Chief Executive Officer that specifically identified the manner in which the Board, the Committee or the Chief Executive Officer believed the Participant did not substantially perform his or her duties, (iii) breached or violated, in a material respect, any agreement between the Participant and the Company or any of the Company’s codes of conduct or corporate policies, including policy statements regarding conflicts-of-interest, insider trading or confidentiality, (iv) committed a material act of dishonesty or breach of trust, (v) acted in a manner that was inimical or injurious, in a material respect, to the business or interests of the Company, or (vi) was convicted of, or plead guilty or nolo contendere to, a felony or any other crime involving moral turpitude which subjects, or if generally known, would subject, the Company to public ridicule or embarrassment.

6.3 Change in Control.

(a) Notwithstanding the provisions of Section 6.3(b), in the event of a Change in Control (as defined in Section 6.3(c)), the following rules shall apply, unless otherwise expressly provided by the Committee in accordance with Section 6.3(d):

(1) Each outstanding Option and SAR shall automatically become exercisable in full upon the occurrence of such Change in Control.  This provision shall not prevent an Option or SAR from becoming exercisable sooner as to Common Stock or cash that would otherwise have become available under such Option or SAR during such period.

(2) Each outstanding share of Restricted Stock shall automatically become free of all restrictions and conditions upon the occurrence of such Change in Control.  This provision shall not prevent the earlier lapse of any restrictions or conditions on Restricted Stock that would otherwise have lapsed during such period.

(3) Conditions on Restricted Stock Units, Deferred Stock Awards, Performance Awards and Supplemental Grants, which relate only to the passage of time and continued employment shall automatically terminate upon the occurrence of such Change in Control and such Award shall vest in full.  This provision shall not prevent the earlier lapse of any conditions relating to the passage of time and continued employment that would otherwise have lapsed during such period.  Performance or other conditions (other than conditions relating only to the passage of time and continued employment) shall continue to apply unless otherwise provided in the instrument evidencing the Awards or in any other agreement between the Participant and the Company or unless otherwise agreed to by the Committee.

(b) The Committee may, in its discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change in Control: (i) require the purchase and sale of any Awards for an amount of cash equal to the amount which a Participant could have obtained upon the exercise or realization of such rights had such Awards been currently exercisable; (ii) make such adjustment to the Awards then outstanding as the Committee deems appropriate to reflect such Change in Control; (iii) if applicable, provide that such Awards shall be cancelled upon the effectiveness of such Change of Control and converted into the right to receive the same consideration as stockholders are receiving in such Change of Control (net of any exercise price and/or purchase price payable by the Participant and/or Base Amount in the case of a SAR); and/or (iv) cause the Awards then outstanding to be assumed, or their rights substituted therefor, by the surviving or acquiring corporation in such Change in Control.  The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem in the best interests of the Company.

(c) A “Change in Control” means: (i) the occurrence of an event that would, if known to Severn’s management, be required to be reported by Severn as a change in control under Form 8-K pursuant to the 1934 Act; or (ii) the acquisition or receipt, in any manner, by any person (as defined for purposes of the 1934 Act) or any group of persons acting in concert, of direct or indirect beneficial ownership (as defined for purposes of the 1934 Act) of more than 50% of the combined voting securities ordinarily having the right to vote for the election of directors of Severn; or (iii) a change in the constituency of the Board with the result that individuals (the “Incumbent Directors”) who are members of the Board on the Effective Date (as defined in Section 13) cease for any reason to constitute at least a majority of the Board, provided that any individual who is elected to the Board after the Effective Date and whose nomination for election was unanimously approved by the Incumbent Directors shall be considered an Incumbent Director beginning on the date of his or her election to the Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as defined for purposes of the 1934 Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or (iv) the sale, exchange, liquidation  or other disposition of all or more than 50% of Severn’s business or assets; unless in any such case, at least a majority of the Incumbent Directors determine, prior to the occurrence of such Change in Control, that no Change in Control has or will have occurred; or (v) the occurrence of a reorganization, merger, consolidation or other corporate transaction involving Severn, in each case, with respect to which Severn’s stockholders immediately prior to such transaction do not, immediately after such transaction, own more than 50% of the combined voting securities ordinarily having the right to vote for the election of directors of Severn or other corporation resulting from such transaction; or (vi) the approval by Severn’s stockholders of a complete liquidation or dissolution of Severn; or (vii) any similar transaction, circumstance or event which the Committee determines to constitute a Change in Control.

(d) The provisions  (or any of them) of Section 6.3(a) shall not apply to the extent expressly determined by at least a majority of the Incumbent Directors at a duly convened meeting of the Board held before the occurrence of a Change in Control.

(e) Any good faith determination by the Committee as to whether a Change in Control within the meaning of this Section 6.3 has occurred shall be conclusive and binding on the Participants.

(f) Compliance with Section 409A of the Code.  In the case of an Award providing for the payment of deferred compensation subject to Section 409A of the Code, any payment of such deferred compensation by reason of a Change in Control shall be made only if the event constituting the Change in Control is an event described in subsection (a)(2)(A)(v) of Section 409A of the Code and the guidance thereunder and shall be paid consistent with the requirements of Section 409A.  If any deferred compensation that would otherwise be payable by reason of a Change in Control cannot be paid by reason of the immediately preceding sentence, it shall be paid as soon as practicable thereafter consistent with the requirements of Section 409A of the Code, as determined by the Committee.

6.4 Special Forfeiture Provisions Following a Termination of Employment.  Notwithstanding the provisions of Section 6.2, in any instance where the rights of a Participant with respect to an Award extend beyond a Status Change other than by reason of death, all of such rights shall terminate and be forfeited, if, in the determination of the Committee, the Participant, at any time prior or subsequent to such Status Change (a) breaches or violates, in a material way, the terms of any agreement with the Company, including any employment agreement, termination agreement, confidentiality agreement, non-solicitation agreement or non-competition agreement or (b) engaged or engages in conduct that would have permitted the Company to terminate such Participant's employment for “Cause” (as defined in Section 6.2(e)) if such Participant was still an employee of the Company.

7. Grant and Acceptance of Awards

7.1 Evidence of Approval.  The Committee’s approval of a grant of an Award under the Plan, including the names of Participants and the size of the Award, including the number of shares of Common Stock subject to the Award, shall be reflected in minutes of meetings held by the Committee or in written consents signed by members of the Committee.  Once approved by the Committee, each Award shall be evidenced by such written instrument, containing such terms as are required by the Plan and such other terms, consistent with the provisions of the Plan, as may be approved from time to time by the Committee.

7.2 Award Agreements.  Each instrument may be in the form of agreements to be executed by both the Participant and the Company, or certificates, letters or similar instruments, which need not be executed by the Participant but acceptance of which shall evidence agreement to the terms thereof.  The grant of an Award shall not impose any obligation on the Participant to accept the Award.

7.3 Conditions.  Except as specifically provided by the Plan or the instrument evidencing an Award, a Participant shall not become a stockholder of Severn until (i) the Participant makes any required payments in respect of the Common Stock issued or issuable pursuant to the Award, (ii) the Participant furnishes Severn with any required agreements, certificates, letters or other instruments, and (iii) the Participant actually receives the shares of Common Stock.  Subject to any terms and conditions imposed by the Plan or the instrument evidencing an Award, upon the occurrence of all of the conditions set forth in the immediately preceding sentence, a Participant shall have all rights of a stockholder with respect to shares of Common Stock, including, but not limited to, the right to vote such shares and to receive dividends and other distributions paid with respect to such shares.  The Committee may, upon such terms and conditions as it deems appropriate, provide that a Participant will receive a benefit in lieu of cash dividends that would have been payable on any and all Common Stock subject to the Participant’s Award, had such Common Stock been outstanding.  Without limitation, the Board may provide for payment to the Participant of amounts representing such dividends, either currently or in the future, or for the investment of such amounts on behalf of the Participant.

7.4 Payments and Deferrals.  Payment of Awards may be in the form of cash, shares of Common Stock, other Awards, or combinations thereof as the Committee shall determine, subject to such terms, conditions, restrictions and limitations as it may impose.  The Committee may postpone the exercise of Options or SARs, and may require or permit Participants to elect to defer the receipt or issuance of shares of Common Stock pursuant to Awards or the settlement of Awards in cash under such rules and procedures as it may establish, in its discretion, from time to time. The Committee may adopt deferred compensation plans to permit a Participant to defer the time when such Award is recognized for income tax purposes.  It also may provide for deferred settlements of Awards including the payment or crediting of earnings on deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in common share equivalents.  In addition, the Committee may stipulate in an Award Agreement, either at the time of grant or by subsequent amendment, that a payment or portion of a payment of an Award be delayed in the event that Section 162(m) of the Code (or any successor or similar provision of the Code) would disallow a tax deduction by the Company for all or a portion of such payment.  The period of any such delay in payment shall be until the payment, or portion thereof, is tax deductible, or such earlier date as the Committee shall determine in its discretion.

7.5 Removal of Restrictions.  Notwithstanding any other provision of the Plan, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove any restriction from shares of Common Stock previously delivered under the Plan (i) until all conditions to the Award have been satisfied or removed, (ii) until, in the opinion of counsel to the Company, all applicable Federal and state laws and regulations have been complied with, (iii) if the outstanding Common Stock is at the time listed on any stock exchange or included for quotation on an inter-dealer system, until the shares to be delivered have been listed or included or authorized to be listed or included on such exchange or system upon official notice of notice of issuance, (iv) if it might cause the Company to issue or sell more shares of Common Stock that the Company is then legally entitled to issue or sell, and (v) until all other legal matters in connection with the issuance and delivery of such shares have been approved by counsel to the Company.  If the sale of Common Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of an Award, such representations or agreements as counsel to the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Common Stock bear an appropriate legend restricting transfer.  If an Award is exercised by the Participant’s legal representative, the Company shall be under no obligation to deliver Common Stock pursuant to such exercise until the Company is satisfied as to the authority of such representative.

8. Tax Withholding

The Company shall withhold from any cash payment made pursuant to an Award an amount sufficient to satisfy all Federal, state and local withholding tax requirements (the “withholding requirements”).  In the case of an Award pursuant to which Common Stock may be delivered, the Committee shall have the right to require that the Participant or other appropriate person remit to the Company an amount sufficient to satisfy the withholding requirements, or make other arrangements satisfactory to the Committee with regard to such requirements, prior to the delivery of any Common Stock.  If and to the extent that such withholding is required, the Committee may permit a Participant or such other person or entity to elect at such time and in such manner as the Committee may determine to have the Company hold back from the shares of Common Stock to be delivered, or to deliver to the Company, Common Stock having a value calculated to satisfy the withholding requirement.  If at the time an ISO is exercised, the Committee determines that the Company could be liable for withholding requirements with respect to a disposition of the Common Stock received upon exercise, the Committee may require as a condition of exercise that the person exercising the ISO agree (i) to inform the Company promptly of any disposition (within the meaning of Section 424(c) of the Code) of Common Stock received upon exercise, and (ii) to give such security as the Committee deems adequate to meet the potential liability of the Company for the withholding requirements and to augment such security from time to time in any amount reasonably deemed necessary by the Board to preserve the adequacy of such security.

9. Dividends and Dividend Equivalents

The Committee may provide that Stock Awards shall earn dividends or dividend equivalents.  Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company.  Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, restrictions and limitations as the Committee may establish, from time to time, including reinvestment in additional shares of Common Stock or common share equivalents.  Unless the Committee determines otherwise, any Employee subject to the reporting requirements of Section 16(a) of the 1934 Act may not participate in dividend reinvestment programs established under the Plan.  The Committee shall determine the Participant’s rights under the Plan with respect to extraordinary dividends or distributions on the shares of Common Stock.

10. Voting

The Committee shall determine whether a Participant shall have the right to direct the vote of shares of Common Stock allocated to a Stock Award.  If the Committee determines that an Award shall carry voting rights, the shares allocated to such Award shall be voted by the Company’s Secretary, or such other person as the Committee may designate in accordance with instructions received from the Participant (unless to do so would constitute a violation of fiduciary duties).  Shares as to which no instructions are received shall be voted by the Committee or its designee proportionately in accordance with instructions received from Participants in the Plan (unless to do so would constitute a violation of fiduciary duties).

11. Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds.  The Plan shall not create any fiduciary relationship between the Company on behalf of any Participant or other person.  To the extent any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant any right, title, or interest in any assets of the Company.

12. Rights as Stockholder

Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares in accordance with Section 7.3.  No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 9.

13. Effective Date and Term of Plan

The effective date of this Plan (the “Effective Date”) is April 30, 2008, the date on which the Plan was approved by the affirmative vote of the holders of Severn’s Common Stock.  No Award shall be granted more than ten years after the Effective Date.

14. Effect, Amendment, Suspension and Termination

Unless otherwise determined by the Committee, Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits under any Company benefit plan or severance program.  No Employee, director or other person shall have any claim or right to be granted an Award under the Plan.  There shall be no obligation of uniformity of treatment of Employees, directors or other persons under the Plan and the terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).  Neither adoption of the Plan nor the grant of Awards to a Participant shall affect the Company’s right to grant to such Participant awards that are not subject to the Plan, to issue to such Participant Common Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Common Stock may be issued to Employees or other persons or entities.  The Committee reserves the right, at any time and from time to time, to amend the Plan in any way, or to suspend or terminate the Plan, effective as of the date specified by the Committee when it takes such action, which date may be before or after the date the Committee takes such action; provided that any such action shall not affect any Awards granted before the actual date on which such action is taken by the Committee; and further provided that the approval of Severn’s stockholders shall be required whenever necessary for the Plan to continue to satisfy the conditions of Rule 16b-3 under the 1934 Act, Section 422 of the Code with respect to the award of ISOs (unless the Board determines that ISOs shall no longer be granted under the Plan), any bylaw, rule or regulation of the market system or stock exchange on which Severn’s Common Stock is then listed or admitted to trading, or any other applicable law, rule or regulation.  Unless terminated earlier by the Board, this Plan shall terminate on such date (which shall not be prior to April 30, 2018) as all Awards under the Plan have been exercised or shall have terminated.

15. Other Provisions

15.1 Future Rights.  Nothing contained in the Plan or any Award shall confer upon any Employee or other Participant the right to continue in the employ of, or to continue to provide service to, the Company or any affiliated person, or interfere in any way with the right of the Company or any affiliated person to terminate the employment or service of any Employee or other Participant for any reason.

15.2 Grant Date.  Corporate action constituting an offer by Severn of Common Stock to any Participant under the terms of an Award shall be deemed completed as of the date of grant of the Award, regardless of when the instrument, certificate, or letter evidencing the Award is actually received or accepted by the Participant.

15.3 Transferability.  None of a Participant’s rights under any Award or under the Plan may be assigned or transferred in any manner other than by will or under the laws of descent and distribution.  The foregoing shall not, however, restrict a Participant’s rights with respect to Unrestricted Stock or the outright transfer of cash, nor shall it restrict the ability of a Participant’s heirs, estate, beneficiaries, or personal or legal representatives to enforce the terms of the Plan with respect to Awards granted to the Participant.  Notwithstanding the foregoing, at the discretion of the Committee, the terms of an Award may permit a Participant to transfer such Award to one or more members of the Participant’s family or to trusts, family partnerships, or other entities for the benefit of the Participant and/or members of the Participant’s family to the extent provided in such Award and permitted under the terms for use of Form S-8 promulgated under the Securities Act of 1933, as amended.

15.4 Governing Law.  The Plan and all Awards granted hereunder, shall be governed by and construed in accordance with the laws of the State of Maryland.

15.5 Interpretation.  The headings of the Sections of the Plan are for convenience of reference only and shall not affect the interpretation of the Plan.  All pronouns and similar references in the Plan shall be construed to be of such number and gender as the context requires or permits.  When used in this Plan, the words “including” and “include” shall be deemed followed by the words “without limitation.”  Except as otherwise indicated, the term “person” as used in the Plan shall include individuals, corporations, partnerships, trusts, estates, limited liability companies and partnerships and any other type of entity.

15.6 Severability.  If any provision of the Plan is determined to be unenforceable for any reason, then that provision shall be deemed to have been deleted or modified to the extent necessary to make it enforceable, and the remaining provisions of the Plan shall be unaffected.

15.7 Notices.  All notices with respect to the Plan shall be in writing and shall be hand delivered or sent by certified mail or reputable overnight delivery service, expenses prepaid.  Notices to the Company or the Committee shall be delivered or sent to Severn’s headquarters to the attention of its Chief Financial Officer.  Notices to any Participant or holder of shares of Common Stock issued pursuant to an Award shall be sufficient if delivered or sent to such person’s address as it appears in the regular records of the Company or its transfer agent.

15.8 Prior Services.  In any case that a Participant purchases Common Stock under an Award for a price equal to the par value of the Common Stock, the Committee may determine, in its sole discretion, that such price has been satisfied by past services rendered by the Participant.

15.9 Fair Market Value.  For the purposes of the Plan and any Award granted hereunder, unless otherwise determined by the Committee, the term “fair market value” of Common Stock on a specified date shall mean the last sale price for one share of Common Stock on the specified date, or if such specified date was not a trading-day, or if no sale took place on such specified date, the last sale price for one share of Common Stock on the last trading day prior to such specified date, as reported on the Nasdaq Stock Market, or on such other market system or stock exchange on which Severn’s Common Stock is then listed or admitted to trading, or, if the foregoing does not apply, the market value determined by the Board.

15.10 Reduction of Payments.  Unless otherwise agreed upon in writing by the Company and a Participant, in the event that any payment, benefit or transfer under the Plan to or for the benefit of a Participant pursuant to a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section 15.10, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Participant elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of Awards; and reduction of employee benefits.  In the event that the acceleration of vesting of Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s Awards unless the Participant elects in writing a different order for cancellation.

15.11 Successors and Assigns.  The Plan and any applicable Award Agreement entered into under the Plan shall be binding on all successors and assigns of a Participant, including the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.